Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 26, 2023 and is entered into by and between Melanie Grossman (the “Executive”) and Staffing 360 Solutions, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company desires to employ the Executive as its SVP, Corporate Controller, and the Executive desires to be employed by the Company as its SVP, Corporate Controller; and

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as its SVP, Corporate Controller; and

WHEREAS, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SERVICES TO BE PROVIDED BY EXECUTIVE

A. Position and Responsibilities. The Executive shall be employed and serve as the SVP, Corporate Controller. The Executive shall report directly to the Chief Financial Officer (the “CFO”), or as otherwise directed by the Chief Executive Officer (the “CEO”). The Executive shall have such duties and responsibilities commensurate with the Executive’s title, and as the CEO or the Board may require of the Executive from time to time. The Company may change the Executive’s title, and/or reporting line, from time to time, in its sole discretion.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position. Unless specifically permitted, during the Executive’s employment, the Executive shall not engage in any other non-Company related business activities of any nature whatsoever, whether or not competitive.

ARTICLE II.

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive an annualized base salary of $250,000.00 ($4,807.70 annualized), less applicable payroll deductions and tax withholdings (the “Base Salary”) for all services rendered by the Executive under this Agreement. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company.

B. Performance Bonus. The Executive shall be entitled to receive an annual bonus (“Performance Bonuses”) in an amount and based upon the criteria set forth in Schedule A. Any Performance Bonus is payable within thirty (30) days of the Company’s issuance of its audited financial statements on Form 10-K. All criteria shall be established reasonably and in good faith by the Board. The evaluation of the applicable performance criteria and the awarding of bonuses, if any, shall be determined reasonably and in good faith by the Board.

C. Expenses. The Company agrees that, during the Executive’s employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

D. Paid Time Off. The Executive shall be eligible for 25 days paid time off in accordance with the Company’s policy, as in effect from time to time. The Executive shall also be entitled to any paid holidays as designated by the Company.

E. Other Benefits. The Employee is entitled to participate in any group health insurance plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

ARTICLE III.

TERM; TERMINATION

A. Term of Employment. The Agreement’s stated term and employment relationship created hereunder will begin on November 13, 2023, and will remain in effect for one (1) year, unless earlier terminated in accordance with this Article III (the “Initial Employment Term”). This Agreement shall continue in effect unless terminated by either party upon written notice provided of not less than three (3) months or unless earlier terminated in accordance with this Article III.

B. Termination. Either party may terminate the Executive’s employment at any time upon written notice provided that the Executive will be required to provide the Company at least three (3) months’ advance written notice of the Executive’s voluntary resignation. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued and unpaid vacation, paid time off or similar pay to which the Executive is entitled as a matter of law or Company policy, and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”).

(i) Expiration of the Agreement; Termination for Cause, Voluntary Resignation, or as a Result of Death or Disability. In the event the Executive voluntarily resigns without Good Reason (defined below), the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations and without triggering a termination of the Executive’s employment without Cause (as defined below). In the event the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns without Good Reason, or as a result of the Executive’s Disability (defined below) or death, the Company shall have no further liability or obligation to the Executive under this Agreement. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of gross negligence, dishonesty, misrepresentation, fraud, moral turpitude, or willful malfeasance by the Executive; (b) the Executive’s indictment or conviction of, or pleading nolo contendere or guilty to, a felony, or a crime involving moral turpitude; (c) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties; and (d) the Executive’s refusal to perform or intentional disregard of, or the poor or unsatisfactory performance of, the Executive’s duties and responsibilities hereunder, after a 30 day opportunity to cure. For purposes of this Agreement, “Disability” means termination as a result of Executive’s incapacity or inability, Executive’s failure to have performed Executive’s duties and responsibilities as contemplated herein for ninety (90) consecutive business days, or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder, with or without reasonable accommodation.

(ii) Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the termination of employment: (a) the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment; and (b) severance pay in an amount equal to the Executive’s Base Salary as of the date of termination for three (3) months payable in equal installments in accordance with the normal payroll policies of the Company, with the first installment being paid on the Company’s first regular pay date on or after the sixtieth (60th) day following the termination of employment, which initial payment shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of employment had installments commenced immediately following the termination date. For purposes of this Agreement, “Good Reason” means termination because of a material breach by the Company of this Agreement. In such event, the Executive shall give the Company written notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

C. Survival. The Executive’s post-termination obligations in Article IV shall continue as provided in this Agreement.

ARTICLE IV.

RESTRICTIVE COVENANTS

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Article IV, the “Company” shall also include its parents, subsidiaries and affiliates. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, corporate transactions, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (a) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (b) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(iii) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants:

(i) Non-Competition. The Executive agrees that during the Restricted Period (defined below), other than in connection with the Executive’s duties under this Agreement (including, without limitation, services to affiliates of the Company), the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business. Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Article IV.B.(i).

For purposes of this Agreement:

(a) “Restricted Period” means during the Executive’s employment with the Company and for a period of three (3) months immediately following the date of Executive’s termination from employment for any reason.

(b) “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing with any aspect of the Company’s business.

(ii) Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a) Solicit business from, interfere with, induce, attempt to solicit business from, interfere with, induce or do business with any actual or prospective customer, client, business partner or affiliate, supplier, vendor, licensor or licensee of the Company with whom the Company did business prior to or during the Executive’s employment with the Company or entice or suggest to such individual or entity to terminate the business relationship with the Company; or

(b) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months or entice or suggest to such individual to terminate his or her employment or services with the Company.

(iii) Non-Disparagement. During the Executive’s employment with the Company and any time thereafter, the Executive shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Company and any of its employees, members, agents, investors, procedures, investments, products, policies, or services.

C. No Interference. Notwithstanding any other provision of this Agreement, (i) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Executive’s right to (1) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (3) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, the Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

D. Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

E. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

F. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

G. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the Company’s business; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

H. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

I. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.

MISCELLANEOUS PROVISIONS

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the internal laws of the State of New York. In the event of any dispute regarding this Agreement, the parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New York, New York, and Employee agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (B) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (1) the first day of the seventh month following the Executive’s separation from service or (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

SCHEDULE A – BONUS ARRANGEMENT

1.	The Company agrees to pay you an annual bonus (the “Bonus”) of up to thirty-five percent (35%) of the Base Salary.

2.	For the Financial Year 2023 this bonus will be pro-rated from the effective date of this agreement.

3.	Performance is measured by way of growth in Adjusted EBITDA of the Group year on year, based on the Base Number approved by the Board of Directors of the Parent annually, generally before the end of January but usually no later than the end of February.

4.	The amount of the Bonus in any particular Financial Year (if any payable) shall be determined by the Board of the Parent, based on comparison between the Base Number and the AEBITDA of the Group and calculated as follows:

Achievement of less than 90% of base year	Zero bonus payable
Achievement between 90% and 100% of base year	50% of bonus payable on pro-rated basis
Achievement between 100% and 120% of base year	50% of bonus payable on pro-rated basis

5.	The decision of the Board as to the Base Numbers, the AEBITDA figures and the level of your Bonus, if any, shall be final and binding.

6.	The Bonus (if any) shall be paid in cash within thirty (30) days following the Parent’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission containing the Parent’s and Company’s consolidated audited financial statements (“Form 10- K Filing”) (the “Payment Date”).

7.	If, as at the Payment Date, you are no longer employed by the Company or either you or the Company has given notice to terminate the employment, you shall have no rights to a Bonus or pro-rated Bonus, except where such termination of employment:

7.1	is by reason of death;

7.2	is without Cause or for Good Reason; or

7.3	is by reason of Disability.

In such circumstances, you shall be entitled to a pro-rated Bonus in respect of the period of service in the Financial Year in which the employment terminates, calculated at the end of that year and payable on the Payment Date.

8.	This Bonus schedule shall be administered under the direction of the Board who may at any time by resolution amend its terms in any respect.

9.	The Company will deduct applicable taxes and other withholdings from any Bonus payable to you. Any Bonus payable to you will not be taken into account for the purpose of calculating pension contributions.

10.	In this Schedule, the following term is as defined below:

10.1	“Adjusted EBITDA” / “AEBITDA” means earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges;

10.2	“Base Number” means the final adjusted AEBITDA number for the previous Financial Year;

10.3	“Financial Year” means the Company’s financial year ending on or around 31 December each year;

10.4	“Group” in this schedule only has the meaning given to it in clause 3 of this Schedule 1;

10.5	“Parent” means Staffing 360 Solutions, Inc; and

10.6	“Salary” means your Base Salary as at the beginning of the Financial Year or the start of the employment, if later.

SCHEDULE B

Schedule of Other Benefits

Medical	Choice between three (3) Aetna medical plan options, consistent with other senior corporate executives on the tier chosen (employee, employee + spouse, employee + children or Family)

Dental	Aetna Dental consistent with other senior corporate executives.

Vision	Aetna Vision consistent with other senior corporate executives.

Short-term Disability	Sun Life consistent with other senior corporate executives.

Long-term Disability	Sun Life consistent with other senior corporate executives.

Voluntary Life Insurance	Sun Life consistent with other senior corporate executives.

Accident Insurance	Sun Life consistent with other senior corporate executives.

Critical Illness Insurance	Sun Life consistent with other senior corporate executives.

Questions or requests for additional details regarding Benefits Plan Offerings should be submitted via email to benefits_us@staffing360solutions.com.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ Melanie Grossman
Melanie Grossman
10/27/2023

COMPANY:

Staffing 360 Solutions, Inc.

/s/ Alicia Barker
Alicia Barker
10/27/2023